Exhibit 99.1

Contact: Carl J. Crosetto GSC Group 973-437-1007 Roland Tomforde Broadgate Consultants, LLC 212-232-2222

GSC Investment Corp. Announces First Quarter 2010 Financial Results
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NEW YORK, July 13, 2009 – GSC Investment Corp. (NYSE:GNV), a business development company, today announced financial results for the fiscal first quarter ended May 31, 2009.

Operating Results

For the quarter ended May 31, 2009, GSC Investment Corp. reported net investment income of $2.6 million, or $0.31 per share, and net unrealized appreciation on its investment portfolio of $2.8 million, or $0.34 per share, resulting in a net increase in net assets from operations of $5.4 million, or $0.65 per share. There were no material realized gains or losses on investments during the quarter. Net asset value was $8.85 per share as of May 31, 2009 as compared to $8.20 per share as of February 28, 2009.

"The unrealized appreciation in our portfolio during the first quarter is a welcome occurrence and reflects some stabilization in the credit markets after a period of unprecedented volatility," said Chief Executive Officer Seth M. Katzenstein.  "While we are encouraged by the rebound in the credit markets, the effects of the recession are still working their way through our portfolio companies, and we expect that adverse credit events in our portfolio companies will continue to occur. Accordingly, we continue to stand by our conservative strategy of investing at high-attachment points in the capital structure and will continue to preserve capital and reduce debt in order to maximize long-term shareholder value."

Portfolio and Investment Activity

As of May 31, 2009, the value of the Company's investment portfolio was $121.2 million, principally invested in 35 portfolio companies and one collateralized loan obligation fund (“CLO”). The overall portfolio composition consisted of 16.3% first lien term loans, 33.7% second lien term loans, 23.6% senior secured notes, 10.5% unsecured notes, 15.8% subordinated notes of GSCIC CLO and 0.1% equity/limited partnership interests.

During the first quarter, GSC Investment Corp. made no investments in new or existing portfolio companies.  For the quarter, the Company had $0.3 million in aggregate amount of exits and repayments, resulting in net repayments of $0.3 million.

As of May 31, 2009, the weighted average current yield on the Company's first lien term loans, second lien term loans, senior secured notes, unsecured notes and the GSCIC CLO subordinated notes were 7.7%, 9.3%, 11.6%, 12.3% and 11.2%, respectively, which resulted in an aggregate weighted average current yield of 10.3%.

As of May 31, 2009, 42.6%, or $43.4 million, of the Company's interest-bearing portfolio was fixed rate debt with a weighted average current coupon of 11.7% and 57.4%, or $58.6 million, of its interest-bearing portfolio was floating rate debt with a weighted average current spread of LIBOR plus 6.4%.

Liquidity and Capital Resources

In January 2009, the Company’s revolving credit facility began a two-year amortization period during which all payments of principal on, and sale proceeds from, the collateral (substantially all of the Company’s portfolio, excluding its CLO investment) are used to repay outstanding borrowings. At May 31, 2009, the Company had $57.8 million in borrowings under the facility and an asset coverage ratio of 227%.

Following the end of the first quarter, several portfolio investments were either downgraded or experienced adverse events that resulted in a $17.4 million deficiency in the Company’s June 30, 2009 borrowing base, which exceeds the Company’s unrestricted cash and cash equivalents of $10.3 million at May 31, 2009. If the Company is unsuccessful in obtaining a waiver and the borrowing base deficiency continues for 30 days, an event of default will occur and the lender will have the option to terminate the facility and sell the underlying collateral. "We are currently engaged in constructive discussions with our lender regarding a waiver of the borrowing base deficiency," said Mr. Katzenstein. "We have historically been able to work constructively with our lender, but these discussions are ongoing.”

"The adverse economic environment and tight credit market have had a negative effect on several of our portfolio companies. Some portfolio companies have experienced worse than expected declines in operating performance, while others have been unable to refinance maturing debt,” said Mr. Katzenstein. "We believe that the best way to maximize the value of underperforming and stressed investments is to actively manage them through the workout process. Our investment adviser, GSC Group, has significant experience in workouts of middle market companies. In many cases, other GSC Group-managed funds also own these investments, and we believe that GSC Group will be able to leverage both its expertise and these combined ownership positions to positively influence the workout process.”

As the Company announced in connection with its fiscal year 2009 earnings, it has retained the investment banking firm of Stifel, Nicolaus & Company to help identify and evaluate strategic and financing opportunities. This Company is actively considering and evaluating opportunities to maximize long-term shareholder value.

Dividend

Consistent with the Company’s strategy of preserving capital and reducing debt, the Company’s Board of Directors has decided not to declare a dividend for the first quarter of fiscal year 2010.  The Board will consider declaring a dividend at its next regularly scheduled meeting in October, 2009.

2010 First Quarter Conference Call/Webcast Information

When: Tuesday, July 14, 2009, 10:00 a.m. Eastern Time (ET)

Call: Interested parties may participate by dialing (888) 312-9865 (U.S. and Canada) or (719) 325-2499 (outside U.S. and Canada).

A replay of the call will be available from 1:00 p.m. ET on Tuesday, July 14, 2009 through 11:59 p.m. ET on Monday, July 27, 2009 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (outside U.S. and Canada), passcode for both replay numbers: 3510417.

Webcast: Interested parties may also access a simultaneous webcast of the call by going to http://ir.gscinvestmentcorp.com/events.cfm. A replay of the webcast will be available from 1:00 p.m. ET on Tuesday, July 14, 2009 through 11:59 p.m. ET, Monday, July 27, 2009.

About GSC Investment Corp.
GSC Investment Corp. is a specialty finance company that invests primarily in leveraged loans and mezzanine debt issued by U.S. middle-market companies, high yield bonds and collateralized loan obligations. It has elected to be treated as a business development company under the Investment Company Act of 1940. The Company may also opportunistically invest in distressed debt, debt issued by non-middle market companies, and equity securities issued by middle and non-middle market companies. The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies. GSC Investment Corp. is traded on the New York Stock Exchange under the symbol "GNV."

GSC Investment Corp.

Consolidated Balance Sheets

	As of
	May 31, 2009	February 28, 2009
	(unaudited)
ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $137,234,017 and $137,020,449, respectively)	$101,983,348	$96,462,919
Control investments (cost of $29,233,097 and $29,905,194, respectively)	19,235,848	22,439,029
Affiliate investments (cost of $0 and $0, respectively)	4,043	10,527
Total investments at fair value (amortized cost of $166,467,114 and $166,925,643, respectively)	121,223,239	118,912,475
Cash and cash equivalents	8,544,000	6,356,225
Cash and cash equivalents, securitization accounts	2,028,951	1,178,201
Outstanding interest rate cap at fair value (cost of $131,000 and $131,000, respectively)	75,200	39,513
Interest receivable, net of reserve	3,067,955	3,087,668
Deferred credit facility financing costs, net	483,447	529,767
Management fee receivable	237,306	237,370
Other assets	140,992	321,260

Total assets	$135,801,090	$130,662,479

LIABILITIES
Revolving credit facility	$57,755,257	$58,994,673
Management and incentive fees payable	3,750,594	2,880,667
Accounts payable and accrued expenses	690,646	700,537
Interest and credit facility fees payable	227,000	72,825
Total liabilities	$62,423,497	$62,648,702

STOCKHOLDERS' EQUITY
Common stock, par value $.0001 per share, 100,000,000 common shares
authorized, 8,291,384 and 8,291,384 common shares issued and outstanding, respectively	829	829
Capital in excess of par value	116,943,738	116,943,738
Accumulated undistributed net investment income	8,686,481	6,122,492
Accumulated undistributed net realized loss from investments and derivatives	(6,953,780)	(6,948,628)
Net unrealized depreciation on investments and derivatives	(45,299,675)	(48,104,654)
Total stockholders' equity	73,377,593	68,013,777

Total liabilities and stockholders' equity	$135,801,090	$130,662,479

NET ASSET VALUE PER SHARE	$8.85	$8.20

GSC Investment Corp.

Consolidated Statement of Operations

	For the three months ended May 31, 2009	For the three months ended May 31, 2008
	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest from investments
Non-Control/Non-Affiliate investments	$3,318,840	$4,459,124
Control investments	868,229	635,386
Total interest income	4,187,069	5,094,510
Interest from cash and cash equivalents	13,191	66,689
Management fee income	520,992	522,739
Other income	43,134	31,423
Total investment income	4,764,386	5,715,361

EXPENSES
Interest and credit facility financing expenses	642,893	833,198
Base management fees	547,744	748,499
Professional fees	339,780	345,459
Administrator expenses	171,861	248,398
Incentive management fees	322,183	340,107
Insurance	206,017	167,486
Directors fees and expenses	82,000	66,609
General & administrative	59,780	65,037
Other expense	-	3,208
Expenses before expense waiver and reimbursement	2,372,258	2,818,001
Expense reimbursement	(171,861)	(298,113)
Total expenses net of expense waiver and reimbursement	2,200,397	2,519,888

NET INVESTMENT INCOME	2,563,989	3,195,473

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized loss from investments	(5,152)	(287,410)
Net unrealized appreciation/(depreciation) on investments	2,769,292	(84,817)
Net unrealized appreciation/(depreciation) on derivatives	35,687	(11,998)
Net gain/(loss) on investments	2,799,827	(384,225)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$5,363,816	$2,811,248

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.65	$0.34

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED	8,291,384	8,291,384

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